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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-124334 of our report dated April 15, 2005 (July 26, 2005 as to the effects of the restatement discussed in Note 5) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method accounting for inventory in 2002), relating to the financial statements of Coleman Cable, Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the headings "Summary Consolidated Financial Data," "Selected Financial Data," and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

/s/ Deloitte & Touche LLP

CHICAGO, IL
JULY 27, 2005